Exhibit 99.1

CONTACT: Investor inquiries: ir@corcept.com Media inquiries: communications@corcept.com www.corcept.com

Corcept Provides Update on Patent Dispute with Teva Pharmaceuticals

REDWOOD CITY, Calif., (February 19, 2026) — Corcept Therapeutics Incorporated (NASDAQ: CORT), a commercial-stage company engaged in the discovery and development of medications to treat severe endocrinologic, oncologic, metabolic and neurologic disorders by modulating the effects of the hormone cortisol, today announced that the United States Court of Appeals for the Federal Circuit has found that Teva Pharmaceuticals’ marketing of a generic version of Korlym® does not infringe two of Corcept’s patents concerning methods of safely co-administering Korlym and drugs that inhibit the CYP3A4 enzyme, including drugs that are commonly prescribed to patients with Cushing’s syndrome. The ruling affirms a December 2023 verdict by the Federal District Court for the District of New Jersey.

“We are disappointed in the Court’s ruling,” said Joseph K. Belanoff, M.D., Corcept’s Chief Executive Officer. “The patents we asserted in this case cover methods of safely treating patients with Cushing’s syndrome that physicians rely on every day. We will vigorously defend our rights and are currently considering the best way to pursue judicial review of this decision.”

About Corcept Therapeutics

For over 25 years, Corcept has focused on cortisol modulation and its potential to treat patients with a wide variety of serious disorders and has discovered more than 1,000 proprietary selective cortisol modulators and glucocorticoid receptor antagonists. Corcept is conducting advanced clinical trials in patients with hypercortisolism, solid tumors, ALS and liver disease. In 2012, the company introduced Korlym®, the first medication approved by the U.S. Food and Drug Administration for the treatment of patients with endogenous hypercortisolism. Corcept is headquartered in Redwood City, California. For more information, visit Corcept.com.

Forward-Looking Statements

Statements in this press release, other than statements of historical fact, are forward-looking statements based on our current plans and expectations and are subject to risks and uncertainties that might cause our actual results to differ materially from those such statements express or imply. These risks and uncertainties are set forth in our SEC filings, which are available at our website and the SEC’s website. Forward-looking statements in this press release include, but are not limited to, those related to our intent to defend our intellectual property rights and our consideration of the best way to pursue judicial review of this decision. We disclaim any intention or duty to update forward-looking statements made in this press release.